AMENDMENT TO RIGHTS AGREEMENT


             AMENDMENT, dated as of June 15, 1993, among Lincoln
   Telecommunications Company, a Nebraska corporation (the "Company"), Harris Trust and Savings Bank ("Harris"), and Mellon Securities Trust Company ("Mellon"), to the Rights Agreement, dated as of June 21, 1989, as heretofore amended, between the Company and Harris (the "Rights Agreement").

             WHEREAS, the Company and Harris have heretofore executed and entered into the Rights Agreement. Pursuant to Section 27 of the Rights Agreement, the Company may, and Harris shall, if the Company so directs, from time to time supplement or amend any provision of the Rights Agreement in accordance with the provisions of Section 27 thereof. All acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed and the execution and delivery of this Amendment by the Company, Harris and Mellon have been in all respects duly authorized by the Company, Harris and Mellon.

             NOW, THEREFORE, in consideration of the foregoing and the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the Company, Harris and Mellon hereby agree as follows:

             1. Notwithstanding Section 2 and Section 21 of the Rights Agreement, effective as of June 15, 1993, (i) the Company hereby appoints Mellon to act as agent for the Company and the holders of the Rights (who, in accordance with Section 3 of the Rights Agreement, shall prior to the Distribution Date also be the holders of the Common Shares of the Company) in accordance with the terms and conditions of the Rights Agreement; (ii) Mellon hereby accepts such appointment; (iii) Harris acknowledges Mellon as successor to Harris as Rights Agent under the Rights Agreement; and
   (iv) the Company acknowledges that Harris shall have no further rights or obligations as Rights Agent under the Rights Agreement.

             2. Effective as of June 15, 1993, any references to the Rights Agent in the Rights Agreement shall be deemed to refer to Mellon, and Mellon shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed.

             3. Effective as of June 15, 1993, Section 26 of the Rights Agreement is hereby amended by striking the address for notices to Harris and inserting in its place the following address:

             Mellon Securities Trust Company
             85 Challenger Road
             Overpeck Centre
             Ridgefield Park, New Jersey 07660

             4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

             5. If any provision of this Amendment is held by a court of competent jurisdiction or any other authority to be invalid, void or unenforceable, the remainder of the provisions of this Amendment and the Rights Agreement shall remain in full force and effect and shall not be affected, impaired or invalidated thereby, and the provisions of the Rights Agreement amended by the provisions of this Amendment which were so held to be invalid, void or unenforceable shall, without further deed or action be reinstated as part of the Rights Agreement and shall be in full force and effect as if such invalidated, voided or unenforceable provisions had never been effected by this Amendment.

             6. Except as expressly set forth in this Amendment, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

             IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

                                 LINCOLN TELECOMMUNICATIONS COMPANY
   Attest:


   By:  MICHAEL J. TAVLIN        By:  FRANK H. HILSABECK
   Title: Secretary              Title: President and Chief Executive
                                         Officer


                                 HARRIS TRUST AND SAVINGS BANK
   Attest:


   By:  KEN PENN                 By:  DONALD W. KOSLOW
   Title: Assistant Secretary    Title: Vice President

                                 MELLON SECURITIES TRUST COMPANY
   Attest:


   By:  ROBERT M. CARNEY, JR.    By:  PAUL BUCHMAUM
   Title: Vice President         Title: Senior Vice President